EXHIBIT 10.82

EMPLOYMENT AGREEMENT

This employment agreement (this “Agreement”) is made and entered into as of the 28 day of March 2016, between eRoomSystem Technologies, Inc., a Nevada corporation (the “Company”), and David Gestetner, an individual (the “Executive”).

WITNESSETH

WHEREAS, the Company and Executive deem it to be in their respective best interests to enter into an agreement providing for the Company’s employment of Executive pursuant to the terms herein stated.

NOW THEREFORE, in consideration of the mutual provisions herein contained, the parties agree as follows:

1.

Duties. The Company hereby employs the Executive as the Chief Executive Officer and President of the Company, with the powers and duties in that capacity to be those powers and duties customary to such positions in similar publicly held corporations, together with any other duties of a senior executive nature as may be reasonably requested by the Board of Directors (the “Board”) from time to time, which may include duties for one or more subsidiaries or affiliates of the Company. The Executive, in his capacity as an employee and officer of the Company, shall be responsible to obey the reasonable and lawful directives of the Board.

2.

Term of Employment. The term of employment pursuant to this Agreement shall be two years commencing on the date of this Agreement and ending on March 28, 2018 (the “Term of Employment”), subject to earlier termination in accordance with Section 7 below. The Term of Employment and this Agreement shall be automatically extended for successive two-year periods following the expiration of the Term of Employment, unless (i) terminated earlier in writing, at least thirty days prior to such expiration, that the Term of Employment and this Agreement shall not be so extended.

3.	Compensation. The Executive shall receive the following compensation for his services during the Term of Employment hereunder:

(a) Annual Base Salary. The Executive’s annual base salary shall be One Hundred Seventy-Five Thousand dollars per calendar year. Executive’s base salary shall be reviewed annually by the Compensation Committee. Such annual base salary shall be payable on a pro rata basis, in twenty-six (26) equal installments, in accordance with the Company’s normal payroll procedures.

(b) Performance Bonus. The Executive shall be eligible to receive a performance bonus at the end of the Company’s fiscal year. The amount of such performance bonus, if any, shall be determined by the Compensation Committee, in its sole and absolute discretion, based upon such factors as the Company’s overall financial performance, anticipated working capital requirements, cash reserves, anticipated liabilities or threatened litigation, successful implementation of the Company’s business plan, establishment of relationships with businesses, development of corporate projects and new products, and any other short- and long-term interest of the Company as it deems appropriate.

(c) Stock Warrants. The Executive shall be eligible to receive a bonus of a warrant for 10% of the then outstanding shares of the company with a strike price of $0.05 (market at December 31, 2015), if sales double from the fiscal 2015 year, or if profits triple from the fiscal year 2015 or if the market cap triples from December 31, 2015. The Executive shall have the irrevocable right to exercise the warrants issued to him for a period of five years.

(d) Stock Options. The Executive shall be eligible to participate in the Company’s 2000 Stock Option Plan, as amended from time to time (the “Plan”). Executive shall have an irrevocable right to exercise any and all options to purchase common stock of the Company issued to him under the Plan, assuming such options are fully vested, through the final date on which such options are exercisable by Executive; provided, Executive shall not be bound by the terms of Section 6(f) of the Plan.

(e) Car Allowance. The Executive shall be entitled to a company car or a car allowance of $500 (this allowance does not include mileage and other auto expenses.) In addition, the Company shall pay for all expenses related to the company car.

(f) Other Benefits. Executive shall be paid for (10) holidays annually as designated by the Company. Additionally, Flexible Time Off (FTO) will accrue at the rate of 4.31 hours upon the completion of each pay period in which you are employed as Chief Executive Officer.

(g) Health, Dental/Orthodontic, Vision and Life Benefits. The Company shall provide health, dental, orthodontic and vision coverage for Executive and his dependents paying for all expenses associated with such. The Company shall pay or accrue life insurance premiums in amounts that shall not exceed $5,000 per year.

4.

Expense Reimbursement. The Company shall reimburse the Executive for all expenses incurred by him in the performance of his duties hereunder as required by the Board, including, but not limited to, transportation expenses, accommodations, entertainment, and other expenses incurred in connection with the business of the Company, in accordance with the Company’s expense reimbursement policies, but specifically excluding automobile related expenses as outlined in Section 3(d) above.

5.

Indemnification. The Company shall indemnify the Executive in his capacity as an officer and a director and hold him harmless from any cost, expense or liability arising out of or relating to any acts or decisions made by him on behalf of or in the course of performing services for the Company to the maximum extent provided by the Company’s bylaws and applicable law.

6.

Scope of Employment. The Executive agrees to devote in good faith his full time and best efforts (allowing for usual vacations and sick leave), during reasonable business hours to the duties that he is required to render to the Company hereunder, and agrees to travel to the extent he deems necessary to perform such duties. Notwithstanding the foregoing, the Executive shall be permitted to engage in other charitable, community or business affairs that may, from time to time require minor portions of his time, but which shall not interfere or be inconsistent with his duties hereunder.

7.	Termination. This Agreement and the employment of the Executive hereunder shall or may be terminated for any of the following reasons:

(a) The Company may terminate this Agreement and employment of the Executive hereunder without cause upon not less than thirty (30) days advance written notice; provided, however, in such event the Company shall pay to Executive severance equal to two (2) year of his then existing salary as well as continuation of Executive’s benefits and car expenses for such period. Severance payments shall be made on a bi-weekly basis. The severance period shall commence upon the conclusion of the notice period, or the first day following Executive’s final day of employment.

(b) By the Company at any time immediately for cause by providing written notice to Executive. For purposes of this Agreement, “cause” shall include, without limitation, (i) a breach of any provision of this Agreement or a violation of any other duty or obligation to the Company; (ii) a failure to follow a written directive of the Board; (iii) fraud, misappropriation, dishonesty or embezzlement, or (iv) any willful or negligent misconduct, criminal conviction or similar conduct or activities.

(c) Immediately without notice upon the Executive’s death or disability. For purposes of this Agreement, “disability” shall mean the inability of the Executive to perform his duties under this Agreement for a consecutive period of three (3) months or a non-consecutive period of six (6) months within any twelve-month period. In the event of the death or disability of the Executive, the Executive or the estate, beneficiary or legal representative of the Executive shall be entitled to any applicable death or disability benefits (other than key-man life insurance) which may be available under any benefit plans maintained by the Company solely for the benefit of the Executive at the time of the death or disability of the Executive, and for the allowable duration of those benefit plans as provided by their respective plan documents.

Except as otherwise provided in subsection (a) above, upon the termination of this Agreement and the employment of Executive hereunder, the Company shall have no further obligation or liability whatsoever to Employee under this Agreement except with respect to any stock options granted under the Plan which have vested as of such date or salary earned by the Executive and not paid by the Company prior to the date of termination.

8.

Assignment. By reason of the special and unique nature of the services hereunder, it is agreed that neither party hereto may assign any interest, rights or duties which it or he may have in this Agreement without the prior written consent of the other party, except that upon any merger, liquidation, or sale of all or substantially all of the assets of the Company to another corporation, this Agreement shall inure to the benefit of and be binding upon the Executive and the purchasing, surviving, or resulting company or corporation in the same manner and to the same extent as though such company or corporation were the Company.

9.     Confidentiality.

(a) Recognizing that the knowledge and information about, or relationships with, the business associates, partners, customers, clients, suppliers, personnel and agents of the Company and its affiliated companies and the business, financing and marketing methods, systems, plans policies, techniques and know-how of the Company and of its affiliated companies (collectively, “Confidential Information”) which the Executive has heretofore and shall hereafter receive, obtain or establish as an employee of the Company, or otherwise, is valuable and a unique asset of the Company, the Executive agrees that, during the Term of Employment and for a period of three (3) years thereafter, he shall hold all Confidential Information in the strictest confidence, and shall not (otherwise than pursuant to his duties hereunder), directly or indirectly, disclose without the express written consent of the Company, any Confidential Information pertaining to any person, firm, corporation or other entity, for any reason or purpose whatsoever. The Executive acknowledges and agrees that Confidential Information shall be deemed to include, without limitation, all knowledge, data or information shared on any electronic or other media. The Executive acknowledges and agrees that all memoranda, notes records and other documents made or compiled by the Executive or made available to the Executive concerning any Confidential Information shall be the Company’s exclusive property and shall be delivered by the Executive to the Company upon expiration or termination of this Agreement or at any other time upon the request of the Company.

(b) The Executive hereby acknowledges that the services to be rendered by him are of a special, unique and extraordinary character and, in connection with such services, he will have access to Confidential Information. By reason of this, the Executive consents and agrees that if he violates any of the provisions of this Agreement with respect to confidentiality, the Company would sustain irreparable harm and, therefore, in addition to any other remedies which the Company may have under this Agreement, or otherwise the Company will be entitled to an injunction to be issued by any court of competent jurisdiction restraining the Executive from committing or continuing any such violation of this Agreement.

(c) The provisions of this Section 9 shall survive the expiration or termination (for any reason) of this Agreement or any part thereof, without regard to the reason therefore.

10.     Covenant Not to Compete: Nonsolicitation.

(a) The parties acknowledge that the Executive’s performance of all terms of this Agreement is necessary to protect the Company’s legitimate business interests. The Executive agrees, that, during the Term of Employment and for a period of three (3) years thereafter, he will not, on behalf of himself, or on behalf of any person, company, corporation, partnership or other entity or enterprise, directly or indirectly, as an employee, proprietor, owner, stockholder, partner, member, officer, director, manager, lender, advisor, consultant or otherwise engage in any business or activity competitive with the business activities of the Company or any subsidiary. The Executive further agrees that he will not, directly or indirectly, during the Term of employment and for a period of two years thereafter, solicit the trade or patronage of any customers or prospective customers of the Company, any subsidiary of the Company or of anyone who has heretofore traded or dealt with the Company or any subsidiary of the Company with respect to any technologies, services, products, trade secrets or other matters in which the Company is active.

(b) The Executive hereby acknowledges that the services to be rendered by him under this Agreement are of a special, unique and extraordinary character and, in connection with such services, he will have access to Confidential Information. By reason thereof, the Executive consents and agrees that if he violates any of the provisions of this Agreement with respect to noncompetition or nonsolicitation, the Company would sustain irreparable harm and therefore, in addition to any other remedies which the Company may have under t his Agreement or otherwise, the Company shall be entitled to an injunction to be issued by any court of competent jurisdiction restraining the Executive from committing or continuing any such violation of this Agreement

(c) The provisions of this Section 10 shall survive the expiration or termination of this Agreement or any part thereof, without regard to the reason therefore.

11.

Arbitration. Unless otherwise indicated, any dispute arising out of the terms and conditions of this Agreement or the Executive’s employment with the company shall be settled by binding arbitration to be held in Lakewood, New Jersey, in accordance with the rules for employment disputes of the American Arbitration Association then in effect. The prevailing party in such proceeding shall be entitled to recover the costs of arbitration form the other party, including, without limitation, reasonable attorneys’ fee.

12.	Governing Law. This Agreement shall be subject to, and governed by, the laws of the State of New Jersey without reference to any principles of conflict of law.

13.

Notices. All notices and other communications required or permitted under this Agreement shall be in writing (including a writing delivered by facsimile transmission) and shall be deemed to have been duly given (a) when delivered, if sent by registered or certified mail (return receipt requested), (b) when delivered, if delivered personally or by facsimile, or (c) on the second following business day, if sent by overnight mail or overnight courier, in each case to the parties at the following addresses (or at such other addresses as shall be specified by like notice):

If to the Company:	eRoom System Technologies, Inc. 150 Airport Road, Suite 1200 Lakewood, NJ 08701

If to the Executive:	c/o David Gestetner 150 Airport Road, Suite 1200 Lakewood, NJ 08701

14.

Severability: If any provision hereof is unenforceable, illegal or invalid for any reason whatsoever, such fact shall not affect the remaining provisions hereof. If any of the provisions hereof which impose restrictions on the Executive are, with respect to such restrictions, determined by a final judgment of any court of competent jurisdiction to be unenforceable or invalid because of the geographic scope or time duration of such restrictions, such provisions shall be deemed retroactively modified to provide for the maximum geographic scope and time duration which would make such provisions enforceable and valid. However, no such retroactive modification shall affect any of the Company’s rights hereunder arising out of the breach of any such restrictive provisions, including, without limitation, the Company’s rights to terminate this Agreement.

15.

Waiver: No Failure or delay on the part of the Company or the Executive in exercising any right, power or remedy hereunder shall operate as a waiver thereof nor shall any single or partial exercise of any such right, power or remedy hereunder. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

16.

Modification: No amendment, modification, termination or waiver of any provision of the Agreement nor consent to any departure by the Executive or the Company there from shall in any event be effective unless the same shall be in writing and signed by a duly authorized officer of the Company or by the Executive, as the case may be. Any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

17.	Taxes: The Compensation payable is stated in gross amounts and shall be subject to withholding taxes and other taxes as may be required by law.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and the Executive has hereunto set his signature as of the day and year first above written.

EROOMSYSTEM TECHNOLOGIES, INC.,	Executive
a Nevada Corporation

Compensation Committee

By: /s/ Larry Wein	/s/ David Gestetner
Lawrence K. Wein	David Gestetner
Member of the Board	President, CEO